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                                                                    EXHIBIT 3(a)
                                                                    ------------

                          CERTIFICATE OF INCORPORATION

                                       OF

                         UNION PACIFIC RAILROAD COMPANY


                                ARTICLE I - NAME

     The name of the corporation is Union Pacific Railroad Company (the "Corporation").

                   ARTICLE II - ADDRESS AND REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                             ARTICLE III - PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the "GCL").

                         ARTICLE IV - AUTHORIZED SHARES

     4.1  Authorized Capital.  The Corporation is authorized to issue three
          -------------------
classes of capital stock to be designated, respectively, "Common Stock", "Class A Stock" and "Redeemable Preference Shares." The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Fifteen Thousand Five Hundred (15,500). The total number of authorized shares of Common Stock shall be Nine Thousand Two Hundred (9,200), and the par value of each such share shall be Ten Dollars ($10.00). The total number of authorized shares of Class A Stock shall be Eight Hundred (800), and the par value of each such share shall be Ten Dollars ($10.00). The total number of authorized shares of Redeemable Preference Shares shall be Five Thousand Five Hundred (5,500), with an initial par value of $10,000 per share.

     4.2  Issuance of Class A Stock.  The Class A Stock shall be issued only in
          -------------------------
such number of shares as, when taken together with the number of shares of Common Stock issued and outstanding, will equal 8% of the total number of shares of Class A Stock and Common Stock outstanding.

     4.3  Identical Rights and Privileges; Voting; Liquidation.  The Common
          ----------------------------------------------------
Stock and Class A Stock shall be identical in all respects and shall have the same voting, liquidation and other rights, except as provided herein with respect to cash dividends. The Common Stock and Class A Stock shall vote as a single class on all matters and shall have unlimited voting rights. Upon dissolution, the holders of the Common Stock and Class A Stock shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders on a pro-rata basis based on the number of shares of Common Stock and Class A Stock held by them. Each holder of record of the Redeemable Preference Shares shall have the rights and privileges, and shall be subject to the restrictions and limitations, set forth in Article V hereof.

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     4.4  Dividend Rights of Class A Stock.  The shares of Class A Stock shall
          --------------------------------
be entitled to a cash dividend, as and when a cash dividend is declared on the shares of Common Stock, in such amount as shall equal 8% of the sum of such dividend on the Class A Stock and such dividend on the Common Stock, provided that dividends shall be declared and paid in any calendar year on the Class A Stock only to the extent that Unappropriated Allocated Available Income (as defined below) in respect of prior calendar years (including Unappropriated Allocated Available Income for years prior to the merger of MPRR (as defined below) into UPRR (as defined below)) shall be sufficient to pay any required Additional Sinking Fund Payment (as defined below).

     If any deficiency in the payment of cash dividends on the Class A Stock occurs because Unappropriated Allocated Available Income is insufficient to permit the requisite Additional Sinking Fund Payment, a special cash dividend shall be paid on the Class A Stock in the amount of such deficiency as and when Unappropriated Allocated Available Income which is subsequently earned in respect of a calendar year suffices to permit an Additional Sinking Fund Payment in the requisite amount related to such special cash dividend to be made in accordance with the preceding paragraph.

     Any deficiency in the payment of cash dividends on the Class A Stock of MPRR which shall have accrued prior to the merger of MPRR into UPRR shall, from and after the effectiveness of such merger, be treated as a deficiency in the payment of cash dividends on the Corporation's Class A Stock and shall be payable to the holders of the Corporation's Class A Stock as a special cash dividend in accordance with the next preceding paragraph.

     4.5  No Restrictions on Common Stock Dividends.  Nothing in this Article IV
          -----------------------------------------
shall limit or restrict the amount of dividends which the Corporation may pay on the Common Stock.

     4.6  Subdivision or Combination.  If the Corporation shall in any manner
          --------------------------
subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of either the Common Stock or the Class A Stock, or in the event of any change in the capitalization of the Corporation as the result of a merger of the Corporation with or into another company or a similar transaction, the voting, dividend and liquidation rights of Class A Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting, dividend or liquidation rights of the Class A Stock in relation to the Common Stock.

     4.7   Definitions.  The following definitions shall apply to this Article
           -----------
IV:

          An "Additional Sinking Fund Payment" means the sinking fund payment required by the terms of the third paragraph of the Certificates and Section
3.03 of the Indenture and shall be an amount equal to 25% of the aggregate amount of cash dividends declared and paid on the Class A Stock.

          The "Certificates" mean the Registered Certificates Representing a Charge on Income issued by MKT and dated as of January 1, 1958, as modified by the Order of the Interstate Commerce Commission served May 19, 1988, in Finance Docket No. 30800 (the "Order").

          The "Debentures" mean the 5 1/2% Subordinated Income Debentures due January 1, 2033, issued by MKT pursuant to the Indenture.

          The "Indenture" means that certain Indenture, dated as of January 1, 1958, between MKT and The New York Trust Company, as modified by (i) a First Supplemental Indenture, dated as of July 1, 1960, between MKT and Chemical Bank New York Trust Company (as successor to The New York Trust Company), (ii) the

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Order and a Second Supplemental Indenture, dated as of August 12, 1988, between
MPRR (as successor to MKT) and Chemical Bank (formerly called Chemical Bank New York Trust Company), (iii) a Third Supplemental Indenture, dated as of January 1, 1997, between UPRR (as successor to MPRR) and The Chase Manhattan Bank (formerly called Chemical Bank), and (iv) a Fourth Supplemental Indenture, dated as of February 1, 1998, between the Corporation (as successor to UPRR) and The Chase Manhattan Bank.

          "MKT" means Missouri-Kansas-Texas Railroad Company, a Delaware corporation.

          "MPRR" means Missouri Pacific Railroad Company, a Delaware corporation.

          "Unappropriated Allocated Available Income" for a calendar year means the Allocated Available Income (as defined in the Indenture) remaining unappropriated under clause (6) of the provisions of the Certificates relating to the application of Allocated Available Income and paragraph (6) of Section
2.03 of the Indenture.

          "UPRR" means Union Pacific Railroad Company, a Utah corporation.


                    ARTICLE V - REDEEMABLE PREFERENCE SHARES

     5.1.  General.  The Redeemable Preference Shares shall be issued in the
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manner, and shall have and be subject to the designations, privileges, powers, preferences and rights, and the qualifications, limitations, restrictions, and priorities, set forth herein:

          (A) Definitions.  In addition to the other terms defined in this
              -----------
Amended Certificate of Incorporation, the following definitions shall apply to this Section 5.1, unless the context otherwise requires:

          "Agreement" means a written agreement between the Corporation and the United States of America represented by the Secretary acting through the Administrator, for the issuance and sale to the United States of the Shares to which reference is made.

          "Secretary" means the U.S. Secretary of Transportation of the United States or his or her designee (by delegation of authority the Administrator of the Federal Railroad Administration, United States Department of Transportation, hereinafter the "Administrator", or his or her designee).

          "Share" means a Redeemable Preference Share.

          "SSW" means St. Louis Southwestern Railway Company, a Missouri Corporation.

          "SSW Mergers" means the merger of SSW into SSW Merger Corp. and the merger of SSW Merger Corp. into UPRR, both of which were effective on September 30, 1997.

          "SSW Redeemable Preference Shares" means those redeemable preference shares originally issued by SSW which contained terms substantially similar to the terms of the UPRR Redeemable Preference Shares and which were ultimately converted into UPRR Redeemable Preference Shares as a result of the SSW Mergers.

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

          "UPRR Merger" means the merger of UPRR into the Corporation, which was effective on February 1, 1998.

          "UPRR Redeemable Preference Shares" means those redeemable preference shares originally issued by UPRR which contained terms substantially similar to the terms of the Shares as authorized in Article V hereof and which were ultimately converted into Shares issued by the Corporation as a result of the UPRR Merger.

          The terms "original issuance date", "issuance date" and words of like import mean the original issuance date of the SSW Redeemable Preference Shares of the applicable series, which were ultimately converted into UPRR Redeemable Preference Shares as a result of the SSW Mergers, which UPRR Redeemable Preference Shares were in turn ultimately converted into Shares as a result of the UPRR Merger.

          (B) Other Preference Shares.  All Shares of any series shall rank
              -----------------------
equally and be identical in all respects with all other series of Shares, except as otherwise expressly provided in this Amended Certificate of Incorporation.

          (C) Par Value.  Each Share shall have an initial par value of
              ---------
$10,000.00. Upon payment of any mandatory redemption installment of any Shares, the par value of each such Share shall become an amount equal to the initial par value of such Share reduced by the amount of such redemption installment on such Share. The initial par value of any Share shall also be reduced by (1) the amount of any mandatory redemption installments paid by SSW with respect to any SSW Redeemable Preference Share that was ultimately converted into a UPRR Redeemable Preference Share as a result of the SSW Mergers, and which UPRR Redeemable Preference Share was in turn ultimately converted into such Share as a result of the UPRR Merger, and (2) the amount of any mandatory redemption installments paid by UPRR with respect to any UPRR Redeemable Preference Share that was ultimately converted into such Share as a result of the UPRR Merger.

          (D)  Seniority.
               ---------

          (1) The Shares shall be senior in right to all common stock and preferred stock of the Corporation, whenever issued, with respect to dividend and redemption payments, and in the case of liquidation or dissolution of the Corporation; but said Shares shall be subordinate, as to dividend and redemption payments thereon and in the case of liquidation or dissolution of the Corporation, to all of the Corporation's Senior Debt (as defined herein).

          (2) As used herein, the term "Senior Debt" means principal and premium, if any, and accrued interest to the extent payable thereon, whether outstanding on the issue date of the Shares or created thereafter but prior to the time the Shares shall become a fixed interest debt obligation of the Corporation (pursuant to the Section providing for the issuance of each series of Shares hereunder or the Agreement) on all the following indebtedness of the
Corporation: (a) for money borrowed by the Corporation, whether the same be evidenced by bonds, notes, equipment trust certificates or debentures or evidenced by a loan agreement or an indenture or similar instruments; or (b) for money borrowed by others and assumed or guaranteed, directly or indirectly, by the Corporation; or (c) constituting purchase money obligations or mortgage indebtedness for payment of which the Corporation is directly or contingently liable, or on which the Corporation customarily pays interest, including, but not limited to, purchase money bonds, notes, debentures or mortgages, conditional sale agreements, mortgages made or given or guaranteed by the Corporation as mortgagor or guarantor, and assumed or guaranteed mortgages upon property; or (d)

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under equipment lease obligations; or (e) to general creditors, including lessors, trade creditors and employees of the Corporation; and (f) if prior to the time the Shares shall become a fixed interest debt obligation of the Corporation, renewals, extensions and refundings of such indebtedness.

          (E) Dividends.  The Board of Directors shall have no discretion in the
              ---------
declaration and payment of dividends on the Shares. Each outstanding Share shall be entitled to mandatory dividend payments payable annually on the anniversary of the original issue thereof in accordance with the Payment
Schedule in the Section providing for the issuance of each series of Shares hereunder; provided, however, that such dividend shall be payable only if and to the extent that (a) the Corporation has "Available Capital" (as defined herein); and (b) the Corporation is not insolvent and the payment of such dividend would not render the Corporation insolvent. The Administrator shall be the sole determiner of whether conditions (a) and (b) above have been met. "Available Capital" means surplus or net profits or other capital legally available for the payment of dividends, in accordance with the GCL, reduced by any amount the payment of which the Administrator, in the Administrator's sole judgment, deems would impair the safe operation of the railroad properties of the Corporation or the maintenance of the usual standards of efficiency or economy of operation of such properties. The determinations and judgments of the Administrator provided for under clauses (a) and (b) of this paragraph shall be reached following consideration of such information with respect thereto as the Corporation may present to the Administrator not later than thirty (30) days prior to the date specified for payment of such dividend. If the conditions set forth in clauses
(a) and (b) are met, either as to the entire amount of such dividend or any part thereof, such dividend (or the part thereof with respect to which such conditions are met) shall become an immediately due and payable debt obligation of the Corporation to the extent such dividend is payable. If any such dividend would not be payable (and is not fully paid) because of failure to meet the conditions set forth in clauses (a) or (b), the unpaid portion thereof shall cumulate until such conditions are met either as to the entire unpaid portion or any part thereof, at which time the Corporation shall pay such unpaid portion (or the part thereof with respect to which such conditions are met) to the extent so payable. If not so paid, such payable amount shall become an immediately due and payable debt obligation of the Corporation. Unless and until the cumulated and then due dividends are fully paid, the Corporation shall not make any distribution of assets, surplus, net profits or other capital (whether by dividends, redemptions or otherwise) to any other class of the Corporation's securities to which the Shares have priority as to dividends or redemption installments thereon or in the case of dissolution or liquidation. Nothing herein contained, however, gives any holder of Shares the right and privilege to participate in the net profits of the Corporation beyond the aforesaid fixed, preferential annual dividend. Notwithstanding the foregoing, the Corporation shall have the right at its option, to pay at any time part or all of any unpaid portion of a dividend payable or cumulating pursuant hereto, provided that the Corporation is not prohibited at such time from making such payment by the laws of the Corporation's state of incorporation.

          (F)  Redemption.
               ----------

          (1) Each outstanding Share shall be entitled to mandatory redemption installments payable annually on the anniversary date of the date of issuance thereof in accordance with the Payment Schedule in the Section providing for the issuance of each series of Shares hereunder, but not to exceed in the aggregate the initial par value of such Share. Upon payment of any mandatory redemption installment on any Share, the par value of such Share shall become an amount equal to the initial par value of such Share reduced by the amount of such redemption installment and all previously paid redemption installments on such Share (including redemption installments paid by SSW in respect of the SSW Redeemable Preference Shares and redemption installments paid by UPRR in respect of the UPRR Redeemable Preference Shares).

          (2) The Board of Directors shall have no discretion in the declaration and payment of redemption installments on Shares. Except where prepaid in accordance with the terms and conditions set forth in the Section providing for the issuance of each series of Shares hereunder, each redemption installment shall be paid on its due date to the extent that (a) the Corporation has Available Assets (as defined herein), and (b) the Corporation is not insolvent and the payment of such redemption installment would not render it insolvent. The Administrator shall be the sole determiner of whether conditions (a) and (b) above have been met. "Available Assets" means assets of the Corporation legally available for the redemption of shares of capital stock in accordance with the GCL, reduced by any amount the payment of which the Administrator, in the Administrator's sole judgment, deems would impair the safe operation of the railroad properties of the Corporation or the maintenance of the usual standards of efficiency or economy of operation of such properties. The determinations and judgments of the Administrator provided for under clauses (a) and (b) of this subparagraph (2) shall be reached following consideration of such information with respect thereto as the Corporation may present to the Administrator not later than thirty (30) days prior to the date specified for payment of such redemption installment. If the conditions set forth in clauses (a) and (b) above are met, either as to the entire amount of such installment or any part thereof, such installment (or the part thereof with respect to which such conditions are met) shall become an immediately due and payable debt obligation of the Corporation to the extent such installment is payable. If any such redemption installment would not be payable (and is not fully paid) because of a failure to meet the conditions set forth in clauses (a) or (b) hereof, the unpaid portion thereof shall cumulate until such conditions are met as to such unpaid portion to the extent thereof, at which time the Corporation shall pay such unpaid portion (or the part thereof with respect to which such conditions are met) to the extent so payable. If not so paid, such payable amount shall become an immediately due and payable debt obligation of the Corporation.
Unless and until the cumulated and then due redemption installments are fully paid, the Corporation shall not make (i) any distribution of assets (whether by dividend, redemption or otherwise) to any other class of the Corporation's securities to which the Shares have priority as to dividends or redemption installments thereon, or in the case of liquidation or dissolution; or (ii) any voluntary distribution of assets (whether by dividend, redemption, or otherwise) to any of the Corporation's securities which have priority over the Shares as to dividend or redemption installment thereon, without the Administrator's prior written consent. Nothing herein contained, however, gives any holder of Shares the right and privilege in the case of liquidation or dissolution to participate in the assets of the Corporation beyond the aggregate unredeemed par value of, and unpaid cumulated and unpaid accrued dividends (contingent or fixed principal and vested and/or accrued interest, as the case may be) on the Shares which have been issued to such holder or the outstanding part thereof. Notwithstanding the foregoing, the Corporation shall have the right at its option, to pay at any time part or all of any unpaid portion of a redemption payment payable or cumulating pursuant hereto, provided that the Corporation is not prohibited at such time from making such payment by the laws of the state of its incorporation.

          (3) Upon payment of any mandatory redemption installment on any Share, the par value of each such Share shall be reduced by the amount of such redemption installment. If at any time Available Assets are insufficient to pay the full amount of the redemption installments due on Shares having the

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same date of issuance, such Available Assets shall be applied pro rata to reduce the par value of such Shares. Inclusion by the stockholders of this subparagraph
(3) in this Amended Certificate of Incorporation of the Corporation shall constitute the approval by the stockholders, including the holder or holders of the Shares, of all further amendments to said Certificate necessary to reduce the par value of the Shares as contemplated hereunder, and no further meeting of the stockholders, including the holder or holders of the Shares, shall be required to effect such amendments. Upon the reduction of the par value of the Shares hereunder, the Corporation shall cause a Certificate of Amendment to be filed in accordance with state law.

          (4) Shares redeemed pursuant to subparagraphs (1) and (2) of this Paragraph (F) shall be surrendered to the Corporation. Notwithstanding that any certificate for Shares shall not have been surrendered to the Corporation, the rights of the holders of such Shares shall cease and such Shares shall be deemed no longer outstanding, if:

                    (a) in the case of optional redemption pursuant to the Section providing for the issuance of each series of Shares hereunder, notice shall have been given and, on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been deposited in trust with the bank or trust corporation specified in the notice; or

                    (b) in the case of mandatory redemption pursuant to subparagraphs (1) and (3) hereof, payment shall have been made of the outstanding par value of any Shares and any unpaid cumulated dividends and unpaid accrued dividends (in excess of such unpaid cumulated dividends) thereof, or if the address of the holder of any such Shares is unknown, all funds necessary for such payment shall have been deposited in trust with a national bank or trust company for the benefit of such holder.

          (5) Where dividends and redemption installments are to be paid from coincidentally Available Capital and Available Assets, dividends and any cumulations thereof are to be paid first and redemption installments and any cumulations thereof are to be paid second. In no event shall there be a full redemption of any Shares without full payment of all cumulated and then due dividends thereon.

          (G)  Voting Rights.
               -------------

          (1) Other than as set forth in this Paragraph (G), or as required by law, the Shares shall not have any voting rights in the conduct of the business of the Corporation, and such Shares shall not have any voting rights on any Transaction (as defined in Paragraph (I) hereof) consummated in accordance with the provisions of said Paragraph (I).

          (2) Whenever any dividend or redemption payment which is due on the Shares (in accordance with the payment Schedule in the Section providing for issuance of each series of Shares hereunder) shall have remained unpaid for a period of four (4) months, whether or not payable as provided herein, the holder or holders of the Shares shall have the exclusive right to elect or appoint, in the manner hereinafter provided, two persons to serve as members of the Board of Directors of the Corporation, in which event the number of directors constituting the Board of Directors shall be increased by two to reflect such newly created directorships. Whenever the right of the holder or holders of the Shares to elect or appoint two members of the Board of Directors shall have vested, it shall be exercised initially in the most expeditious manner, either by written consent of such holder or holders as provided or permitted by law, or at an annual meeting of the stockholders, or at a special meeting of stockholders called in accordance with the By-Laws, and thereafter either by such written consent or at such annual or special meeting. The term of office of the directors so elected or appointed by the holder or holders of the Shares shall continue until the next annual meeting or until their successors are elected or appointed, provided that upon payment by the Corporation of all dividend and redemption installments which are due, such terms shall forthwith terminate. Any vacancies in the two specially created directorships prior to such termination may be filled by written consent of the holder or holders of the Shares. Notwithstanding the foregoing, in no event shall such holder or holders be entitled at any time to elect or appoint more than an aggregate of two members of the Corporation's Board of Directors.

          (H) Liquidation, Dissolution or Winding Up.
              --------------------------------------

          (1) In the event of any voluntary liquidation, dissolution or winding up of the Corporation, but only in the event that the Shares shall not have become a debt obligation of the Corporation pursuant to the Agreement, the holders of Shares shall be entitled to receive, after payment in full of Senior Debt, the outstanding par value plus any unpaid cumulated and unpaid accrued dividends (in excess of unpaid cumulated dividends) thereon.

          (2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, but only in the event that the Shares shall have become a debt obligation of the Corporation pursuant to the Agreement, the holders of Shares shall be entitled to receive after payment in full of Senior Debt, the unpaid principal thereof and all unpaid interest thereon due to the date of payment whether accrued, contingent, cumulated or vested or whether previously denoted par value and dividends.

          (3) If the distributable assets are insufficient to make payment in full in accordance with the foregoing subparagraphs (1) and (2), such assets shall be distributed pro rata to the holders of the Shares according to the outstanding par value of such Shares held by each.

          (I) Merger or Consolidation.  In the case of any consolidation of the
              -----------------------
Corporation with, or merger of the Corporation with or into, one or more corporations (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change in securities of the Corporation), or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of a reclassification or change of any outstanding equity security of the Corporation (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination) (any and all such events being herein called a "Transaction"), the Corporation or such successor or purchasing corporation shall give to the holders of the Shares written notice thereof at least twenty (20) days prior to the effective date of the Transaction and shall have its authorized representative certify to the holders that the holders of such Shares then outstanding shall have the same rights and privileges upon the effectiveness of such Transaction as the holders had immediately prior thereto. Nothing herein, however, waives any of the holders' rights available under the laws of the Corporation's state of incorporation.

          (J)  Agreement.
               ---------

          (1) Shares shall be subject to and entitled to the benefits of these Articles and an Agreement. An Agreement gives the holders of a majority of aggregate par value then outstanding of the Shares the rights, upon the happening of certain events of default set forth in the Agreement, to declare the Shares to be a fixed interest debt obligation of the Corporation and/or to declare an acceleration of redemption payments (or principal payments, as the case may be) to not less than 15 annual payments (including payments already made), with such payments (or further payments) to begin 10 days after declaration thereof (except, if scheduled redemptions have already begun, to continue with the next redemption installment) but not earlier than the 6th anniversary date of the date of the original issuance of Shares and/or to declare an increase in the dividend rate (or interest rate, as the case may be) on the Shares in accordance with the Section providing for the issuance of each series of Shares. Except as otherwise provided, commencing upon each such declaration and until the next declaration each subsequent payment shall be equal in total redemption and dividend (principal and interest) amount. In the event of certain other events of default, including the Corporation's discontinuance of business, making a general assignment for the benefit of creditors, and filing a petition in bankruptcy, the Shares shall automatically become a fixed interest debt obligation of the Corporation and the redemption installments (or principal payments, as the case may be) set forth in the Payment Schedule in the Section providing for the issuance of each series of Shares hereunder shall automatically accelerate to a maximum of 15 annual payments (including payments already made), each subsequent payment to be equal in total principal and interest amount, with such payments (or further payments) to begin immediately upon the occurrence of such event of default (except, if scheduled redemptions have already begun, to continue with the next redemption installment) but not earlier than the 6th anniversary date of the date of original issuance of the Shares, and the dividend rate (or interest rate, as the case may be) on the Shares shall automatically be to the highest permissible rate raised in accordance with the Section providing for the issuance of each series of Shares.

          Notwithstanding the provisions of this subparagraph, the Shares may become a fixed interest debt obligation only if, when and to the extent they may become a debt obligation without violating any provisions of the laws of the Corporation's state of incorporation. The holders of the Shares and the Corporation agree that in the event of any litigation concerning the question of whether the provisions of the laws of the Corporation's state of incorporation must be met in order that the Shares become a fixed interest debt obligation of the Corporation pursuant to an Agreement, no evidence other than the Agreement and the Shares as to the intent of the parties to the Agreement on such question shall be introduced by the parties to the Agreement. Except as otherwise provided in this Paragraph (J) or an Agreement, upon the Shares becoming a fixed interest debt obligation hereunder, the Payment Schedule in the Section providing for the issuance of each series of Shares hereunder shall represent fixed mandatory interest (at the dividend rate set forth in such Section hereunder) and principal payments, and any unpaid cumulated dividend and/or redemption installments (and contingent interest and/or principal payments, as the case may be), shall respectively become immediately due and payable accrued interest and principal (and any accrued dividends or vested right to interest shall become immediately accrued interest payable in accordance with the Payment
Schedule in the Section providing for the issuance of each series of Shares hereunder except as otherwise provided in this Paragraph (J) or the Agreement) and such fixed mandatory interest payments and fixed mandatory principal payments shall be, when due, an absolute and unconditional obligation of the Corporation and shall not be governed by statutory limitations regarding distributions in respect of equity securities, nor by the provisions of Paragraphs (E) and (F) hereof.

          (2) If the Corporation shall classify the Shares as debt on any balance sheet furnished to any class of its stockholders or creditors, or otherwise issued publicly, such Shares shall automatically become a subordinated debt obligation of the Corporation ("Subordinated Debt") as of the date of such balance sheet, and dividend and redemption installments thereon shall become, respectively, contingent interest and principal payments, provided such Shares could lawfully become Subordinated Debt. In such event, contingent interest will be payable at the dividend rate set forth in the Section providing for the issuance of each series of Shares hereunder and in accordance with the Payment
Schedule in such Section hereunder (except as otherwise provided in this Paragraph (J) or the Agreement); provided, however, that the Corporation's obligation to pay contingent interest shall be subject to the conditions set forth in clauses (a) and (b) of Paragraph (E). Contingent principal payments will be payable in accordance with the provisions of Paragraph (F) hereof (except as otherwise provided in this Paragraph (J) or the Agreement); provided, however, that the Corporation's obligation to pay contingent principal payments shall be subject to the conditions set forth in clauses (a) and (b) of subparagraph (2) of Paragraph (F). Such Shares which have become Subordinated Debt will be subordinate to Senior Debt of the Corporation. The classification of the Shares as Debt and such Shares becoming Subordinated Debt in accordance with this subparagraph shall not constitute an event of default under the Agreement, but if an event of default shall have occurred before or shall occur after such Shares have become Subordinated Debt, such Subordinated Debt may become fixed interest debt as that term is used in the Agreement when Shares directly become fixed interest debt.

          (K) No Waiver.  The failure of any holder of Shares to exercise any
              ---------
rights granted to it hereunder or under the share certificate shall not constitute a waiver of such rights or of any other rights. Failure by any holder of Shares to exercise any rights granted hereunder or under the share certificate, in the event of non-payment of any required payment when due, shall not be deemed a waiver of such non-payment or of further non-payments by the Corporation. The remedies granted to the holders of Shares hereunder or under the share certificate shall be deemed cumulative and not exclusive.

          (L) Certificates.  The Shares are issued subject to the following
              ------------
conditions and each certificate for such Shares shall be marked or stamped substantially as follows:

               "The preferences and other rights, terms and conditions of the Redeemable Preference Shares are as stated in the Corporation's Amended Certificate of Incorporation. A written description of such preferences and other rights, terms and conditions will be supplied upon request to each holder by the Corporation. This Certificate is issued subject to the provisions limiting transfer or sale of the Shares of the Corporation contained in the Amended Certificate of Incorporation, and neither this Certificate nor any of the Shares represented by it may be sold, transferred or assigned, except in accordance with the provisions of the Amended Certificate of Incorporation. A full statement of said limitations upon transfer or sale will be furnished upon request and without charge to any stockholder.

               The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or any other state or Federal laws, including the provisions of Section 11301 of Title 49 of the United States Code (49 U.S.C. 11301). Such shares have been acquired for investment and all holders thereof at any time hereby acknowledge and agree that such shares may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a Registration Statement under the Securities Act of 1933 as amended with respect to such Shares shall then be in effect and the requirements of other applicable state and Federal laws, rules and regulations, including Section 11301 of Title 49 of the United States Code, shall have been complied with or unless the availability of an exemption from registration shall be established to the satisfaction of outside counsel for the Corporation, whose fees shall be paid by the Corporation. In determining the availability of such an exemption such counsel shall take into account the Corporation's obligation hereunder to make available adequate current information concerning the Corporation. The Corporation shall be under no obligation to pay for any registration of such Shares under applicable state and Federal laws, rules and regulations, or otherwise to pay (except for such outside counsel fees) for any steps which might be necessary to accomplish a transfer of such Shares under such laws. Upon the request of any holder of such Shares or part thereof, the Corporation will make available adequate current information concerning the Corporation to enable such holder to sell such Shares or part thereof (whether or not a sale is then contemplated) in compliance with such Federal and state laws, rules and regulations to the extent such information shall not already be publicly available. In addition, the United States of America (and no other holder) hereby acknowledges and agrees that no such Shares shall be transferred or conveyed except upon twenty (20) days' prior written notice to the Corporation of the terms and conditions of such proposed transfer or conveyance and that, for twenty days after receipt of such notice, the Corporation shall have the right of first refusal to purchase any such Shares to be transferred or conveyed."

          (M) Alteration of Rights.  So long as any Shares are outstanding, the
              --------------------
Corporation shall not without the written consent or affirmative vote of the holders of at least 2/3rds of such Shares, amend, alter or repeal the powers, preferences or special rights of such Shares so as to affect them adversely.

     5.2  Series A.  The relative rights, preferences, limitations and
          --------
restrictions of the Redeemable Preference Shares, Series A (the "Series A Shares") which are not otherwise provided for in Section 5.1 hereunder are as follows (terms not otherwise defined under this Section 5.2 shall have the meanings given them in Section 5.1 hereunder):

          (A)  Dividends.
               ---------

          (1) The holders of Series A Shares shall be entitled to receive fixed preferential annual dividends in cash at the rate of 4.2% on the then outstanding par value thereof payable annually on the anniversary date of the date of issuance thereof commencing on the 11th anniversary in accordance with the payment schedule in Paragraph (C) hereunder (the "Payment Schedule"); provided that for the purpose of this subparagraph "the then outstanding par value" shall be determined for each year as if all scheduled mandatory redemption installments had been paid, whether or not such installments have in fact been paid.

          (2) Except in the case of optional redemption of Series A Shares by the Corporation according to the terms prescribed, each Series A Share shall accrue a dividend of 50% of its initial par value commencing on the 10th anniversary date of its original issuance, which accrual shall be payable in accordance with the provisions hereof. If, prior to or upon any liquidation, dissolution or winding up of the Corporation, (a) such Series A Share has become a Subordinated Debt obligation of the Corporation (pursuant to this Amended Certificate of Incorporation or the Agreement), such dividend accrual of 50% or the remaining unpaid portion thereof shall become a vested right to interest to the extent of such unpaid portion, but shall be payable only in accordance with such Agreement and this Amended Certificate of Incorporation, or (b) such Series A Share shall become a fixed interest debt obligation of the Corporation (pursuant to this Amended Certificate of Incorporation or the Agreement), such dividend accrual of 50% or the remaining unpaid portion thereof, or such vested right to interest or the remaining unpaid portion thereof, shall become an immediate interest accrual to the extent of such unpaid portion, but shall be payable only in accordance with the Agreement and this Amended Certificate of Incorporation.

          (3) Except as otherwise provided herein or in the Agreement the total amount of dividends payable on each Series A Share shall not exceed 50% of the initial par value thereof.

          (B)  Redemption.
               ----------

          (1) Prior to the 11th anniversary date of the date of issuance of any Series A Shares, the Corporation may at its option redeem any number of such Shares at any time at a redemption price of the initial par value of such Shares plus a per Share premium of $203.00 (or such other amount as correlates to the then determined yield to maturity multiplied by 100) multiplied by the number of years (including fractional years as whole years) such Shares were outstanding. If less than all of the outstanding Series A Shares are to be redeemed, the Shares to be redeemed shall be determined by lot or in any other fair and impartial manner normally used to select Shares for redemption or as hereafter provided. If redemption is to be by lot each certificate representing more than one Share shall be assigned a number for each Share represented by such certificate.

          (2) On or after the 11th anniversary date of the date of issuance of any Series A Shares, the Corporation may at any time redeem Series A Shares but no less than all such Shares having that same date of issuance, at a redemption price of the then outstanding par value of such Shares and all unpaid cumulated dividends thereon, plus a per Share premium of $203.00 (or such other amount as correlates to the then determined yield to maturity multiplied by 100) multiplied by the number of years (including fractional years as whole years) such Shares were outstanding. If such Shares shall have become contingent or fixed debt, as the case may be, prepayment shall be in an amount computed hereby as if the Shares had not become such.

          (3) There shall be credited only against the premium payable on any optionally redeemed Series A Shares (but not against the par value or dividends thereof) the aggregate amount of dividends previously payable and then paid on such optionally redeemed Series A Shares.

          (4) Notice of optional redemption of Series A Shares shall be mailed, addressed to the holders of record of the Shares to be redeemed at their respective addresses as they shall appear on the stock books of the Corporation at least 10 days prior to the date fixed for redemption.

          (C) Payment Schedule for Series A Shares.
              ------------------------------------

                                                 Redemption
                  Anniversary Date   Dividends  Installments
                    of Issuance      Per Share   Per Share
                 ------------------  ---------  ------------

                  1980...........          -             -
                  1981...........          -             -
                  1982...........          -             -
                  1983...........          -             -
                  1984...........          -             -
                  1985...........          -             -
                  1986...........          -             -
                  1987...........          -             -
                  1988...........          -             -
                  1989...........          -             -
                  1990...........          -             -
                  1991...........    $421.43       $328.57
                  1992...........     406.53        343.47
                  1993...........     393.20        356.80
                  1994...........     378.18        371.82
                  1995...........     362.53        387.47
                  1996...........     347.30        402.70
                  1997...........     329.23        420.72
                  1998...........     311.52        438.48
                  1999...........     293.06        456.94
                  2000...........     273.82        476.18
                  2001...........     253.77        496.23
                  2002...........     232.87        517.13
                  2003...........     211.09        538.91
                  2004...........     188.39        561.61
                  2005...........     164.73        585.27
                  2006...........     140.08        609.92
                  2007...........     114.38        635.62
                  2008...........      87.60        662.40
                  2009...........      59.69        690.31
                  2010...........      30.60        719.40

     (D) Agreement.  Series A Shares shall be subject to and entitled to the
         ---------
benefits of this Amended Certificate of Incorporation and an Agreement. The Agreement gives the holders of a majority of aggregate par value then outstanding of the Series A Shares the rights, upon the happening of certain events of default set forth in the Agreement, to declare the Series A Shares to be a fixed interest debt obligation of the Corporation and/or to declare an acceleration of redemption payments (or principal payments, as the case may be) to not less than 15 annual payments (including payments already made), with such payments (or further payments) to begin 10 days after declaration thereof (except, if scheduled redemptions have already begun, to continue with the next redemption installment) but not earlier than the 6th anniversary date of the date of the original issuance of Series A Shares and/or to declare an increase in the dividend rate (or interest rate, as the case may be) in the Series A Shares so as to reflect a yield to maturity on the Series A Shares of 2.03% from the date of original issuance to the declaration date and up to 6.68% from the declaration date, which yields shall return to the holder not less than 150% of the aggregate par value of the Shares (but with accrual and payment thereof to commence not earlier than the 10th anniversary date of the date of original issuance of the Series A Shares). Except as otherwise provided, commencing upon each such declaration and until the next declaration each subsequent payment shall be equal in total redemption and dividend (principal and interest) amount. In the event of certain other events of default, including the Corporation's discontinuance of business, making a general assignment for the benefit of creditors, and filing a petition in bankruptcy, the Series A Shares shall automatically become a fixed interest debt obligation of the Corporation and the redemption installments (or principal payments, as the case may be) set forth in the Payment Schedule in this Section shall automatically accelerate to a maximum of 15 annual payments (including payments already made), each subsequent payment to be equal in total principal and interest amount, with such payments (or further payments) to begin immediately upon the occurrence of such event of default (except, if scheduled redemptions have already begun, to continue with the next redemption installment) but not earlier than the 6th anniversary date of the date of original issuance of the Series A Shares, and the dividend rate (or interest rate, as the case may be) on the Series A Shares shall automatically be raised so as to reflect a yield to maturity on the Series A Shares of 2.03% from the date of original issuance to the date of such event of default and 6.68% from the date of such event of default, which yields shall return to the holder not less than 150% of the aggregate par value of the Shares (but with accrual and payment thereof to commence not earlier than the 10th anniversary date of the date of original issuance of the Series A Shares).

          Notwithstanding the provisions of this subparagraph, the Series A Shares may become a fixed interest debt obligation only if, when and to the extent they may become a debt obligation without violating any provisions of the laws of the Corporation's state of incorporation. The holders of the Series A Shares and the Corporation agree that in the event of any litigation concerning the question of whether the provisions of the laws of the Corporation's state of incorporation must be met in order that the Series A Shares become a fixed interest debt obligation of the Corporation pursuant to this Amended Certificate of Incorporation and the Agreement, no evidence other than the Agreement and the Series A Shares as to the intent of the parties to the Agreement on such question shall be introduced by the parties to the Agreement. Except as otherwise provided in this Paragraph (D) or the Agreement, upon the Series A Shares becoming a fixed interest debt obligation hereunder, the Payment Schedule in this Section shall represent fixed mandatory interest (at the dividend rate set forth in this Section) and principal payments, and any unpaid cumulated dividend and/or redemption installments (and contingent interest and/or principal payments, as the case may be), shall respectively become immediately due and payable accrued interest and principal (and any accrued dividends or vested right to interest shall become immediately accrued interest payable in accordance with the Payment Schedule in this Section except as otherwise provided in this Paragraph (D) or the Agreement), and such fixed mandatory interest payments and fixed mandatory principal payments shall be, when due, an absolute and unconditional obligation of the Corporation and shall not be governed by statutory limitations regarding distributions in respect of equity securities, nor by the provisions of Paragraphs (E) and (F) of Section 5.1 hereof.

     5.3  Series B.  Sections 5.1 and 5.2 herein shall apply to the Redeemable
          ---------
Preference Shares issued to finance the rehabilitation of certain parts of Armourdale Yard, Kansas City, Kansas, only if a court of competent jurisdiction by a final, binding judgment determines that such Redeemable

Preference Shares shall be equity instruments in which case they shall be denoted for purposes hereof as "Series B Shares."

          The relative rights, preferences, limitations and restrictions of the Series B Shares which are not otherwise provided for in Section 5.1 hereunder are as follows (terms not otherwise defined under this Section 5.3 shall have the meanings given them in Section 5.1 hereunder):

(A)  Dividends.
---  ---------

          (1) The holders of Series B Shares shall be entitled to receive fixed preferential annual dividends in cash at the rate of 28.454524% on the then outstanding par value thereof payable annually on the anniversary date of the date of issuance commencing upon the date of issuance in accordance with the payment schedule in Paragraph (C) hereunder (the "Payment Schedule"); provided that for the purpose of this subparagraph "the then outstanding par value" shall be determined for each year as if all scheduled mandatory redemption installments had been paid, whether or not such installments have in fact been paid.

          (2) Except in the case of optional redemption of Series B Shares by the Corporation according to the terms prescribed, each Series B Share shall accrue a dividend commencing on the 10th anniversary date of its original issuance, which accrual shall be payable in accordance with the provisions hereof. If, prior to or upon any liquidation, dissolution or winding up of the Corporation, (a) such Series B Share has become a Subordinate Debt obligation of the Corporation (pursuant to this Amended Certificate of Incorporation or the Agreement), such dividend accrual thereof shall become a vested right to interest to the extent of such unpaid portion, but shall be payable only in accordance with such Agreement and this Amended Certificate of Incorporation, or
(b) such Series B Share shall become a fixed interest debt obligation of the Corporation (pursuant to this Amended Certificate of Incorporation or the Agreement), such dividend accrual or the remaining unpaid portion thereof, or such vested right to interest or the remaining unpaid portion thereof, shall become an immediate interest accrual to the extent of such unpaid portion, but shall be payable only in accordance with the Agreement and this Amended Certificate of Incorporation.

          (B)  Redemption.
               ----------

          (1) Prior to the 6th anniversary date of the date of issuance of any Series B Share, the Corporation may, at its option, redeem or cause to be redeemed any number of such Series B Shares at any time, but only at a redemption price of the then outstanding par value of each such Series B Share and all unpaid, accrued dividends thereon to the date of such redemption, plus a per Series B Share premium of four hundred ninety dollars ($490) for each year (including fractional years as whole years) such Series B Shares were outstanding. If less than all of the outstanding Series B Shares are to be redeemed, the Series B Shares to be redeemed shall be determined by lot or in any other fair and impartial manner.

          (2) After the 6th anniversary date of the date of issuance of any Series B Share, the Corporation may, at its option, redeem or cause to be redeemed at any time only all such Series B Shares having the same date of issuance, and only at a redemption price equal to the then outstanding par value of each such Series B Share and all unpaid, accrued dividends thereon to the date of such redemption, plus a per Series B Share premium of four hundred ninety ($490) for each year (including fractional years as whole years) such Series B Shares were outstanding.

          (3) There shall be credited only against the premium payable on any optionally redeemed Series B Share (but not against the par value or dividends thereof), the aggregate amount of dividends paid on such optionally redeemed Series B Share.

          (4) Notice of optional redemption of any Series B Share shall be mailed and addressed to the Administrator in accordance with the manner specified in Section 8.06 of the Series B Share Agreement.

          (C) Payment Schedule for Series B Shares.
              ------------------------------------

 Period   Par Value   Dividends  Total Payment
--------  ----------  ---------  -------------
1                  0          0              0
2                  0          0              0
3                  0          0              0
4                  0          0              0
5                  0          0              0
6         $ 1,215.50          0     $ 1,215.50
7           1,215.50          0       1,215.50
8           1,215.50          0       1,215.50
9           1,215.50          0       1,215.50
10          1,215.50          0       1,215.50
11             99.37  $1,116.13       1,215.50
12            127.65   1,087.85       1,215.50
13            163.97   1,051.53       1,215.50
14            210.63   1,004.87       1,215.50
15            270.56     944.94       1,215.50
16            347.55     867.95       1,215.50
17            446.44     769.06       1,215.50
18            573.47     642.03       1,215.50
19            736.65     478.85       1,215.50
20            946.21     269.29       1,215.50
          ----------  ---------     ----------
          $10,000.00  $8,232.50     $18,232.50

          (D) Agreement.  Series B Shares shall be subject to, and entitled to
              ---------
the benefits of an Agreement and this Amended Certificate of Incorporation. The holders of a majority of aggregate par value outstanding of the Series B Shares may upon the happening of certain events of default as set forth in the Agreement declare the Series B Shares to be a fixed interest debt obligation of the Corporation and/or declare an increase in the dividend rate (or interest rate, as the case may be) on the Series B Shares so as to reflect a yield to maturity on the Series B Shares of 4.90% from the date of original issuance to the declaration date and up to 8.72% from the declaration date (but with accrual and payment thereof to commence not earlier than the 10th anniversary date of the date of original issuance of the Series B Shares). Except as otherwise provided, commencing upon each such declaration and until the next declaration each subsequent payment shall be equal in total redemption and dividend (principal and interest) amount. In the event of certain other events of default, including the Corporation's discontinuance of business, making a general assignment for the benefit of creditors, and filing a petition in bankruptcy, the Series B Shares shall automatically become a fixed interest debt obligation of the Corporation and the dividend rate (or interest rate, as the case may be) on the Series B Shares shall automatically be raised so as to reflect as yield to maturity on the Series B Shares of 4.90% from the date of original issuance to the date of such event of default and 8.72% from the date of such event of default (but with accrual and payment thereof to commence not earlier than the 10th anniversary date of the date of original issuance of the Series B Shares).

          Notwithstanding the provisions of this subparagraph, the Series B Shares may become a fixed interest debt obligation only if, when and to the extent they may become a debt obligation without violating any provisions of the laws of the Corporation's state of incorporation. The holders of the Series B Shares and the Corporation agree that in the event of any litigation concerning the question of whether the provisions of the laws of the Corporation's state of incorporation must be met in order that the Series B Shares become a fixed interest debt obligation of the Corporation pursuant to this Amended Certificate of Incorporation and the Agreement, no evidence other than the Agreement and the Series B Shares as to the intent of the parties to the Agreement on such question shall be introduced by the parties to the Agreement. Except as otherwise provided in this Paragraph (D) or the Agreement, upon the Series B Shares becoming a fixed interest debt obligation hereunder, the Payment Schedule in this Section shall represent fixed mandatory interest (at the dividend rate set forth in this Section) and principal payments, and any unpaid cumulated dividend and/or redemption installments (and contingent interest and/or principal payments, as the case may be), shall respectively become immediately due and payable accrued interest and principal (and any accrued dividends or vested right to interest shall become immediately accrued interest payable in accordance with the Payment Schedule in this Section except as otherwise provided in this Paragraph (D) or the Agreement), and such fixed mandatory interest payments and fixed mandatory principal payments shall be, when due, an absolute and unconditional obligation of the Corporation and shall not be governed by statutory limitations regarding distributions in respect of equity securities, nor by the provisions of Paragraphs (E) and (F) of Section 5.1 hereof.


                       ARTICLE VI - MANAGEMENT PROVISIONS

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

     6.1  By-Laws.  The directors of the corporation shall have concurrent power
          -------
with the stockholders to adopt, alter, amend, change, add to or repeal the By-laws of the Corporation.

     6.2  Limitation of Liability of Directors.  To the fullest extent permitted
          ------------------------------------
by the GCL or any other applicable law as now in effect or as may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any action or failure to act by such director occurring prior to such amendment or repeal.